                                                                   EXHIBIT 4.16

                         FIRST SUPPLEMENTAL INDENTURE

  First Supplemental Indenture, dated as of March 6, 1998, by and between Drypers Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), having its principal offices at 5300 Memorial, Suite 900, Houston, Texas 77007, and Bankers Trust Company, as trustee ("Trustee"), having its principal corporate trust office at Four Albany Street, New York, New York 10006.

                                  WITNESSETH:

  Whereas, the Company has heretofore executed and delivered to the Trustee that certain Indenture dated as of June 15, 1997, by and between the Company and the Trustee pursuant to which the 10 1/4% Senior Notes due 2007 and the 10 1/4% Series B Senior Notes due 2007 (collectively, the "Notes"), in the original aggregate principal amount of $115,000,000, were issued (the "Indenture") (capitalized terms used herein shall have the respective meanings ascribed thereto in the Indenture unless herein defined or the context shall otherwise require);

  Whereas, Section 902 of the Indenture provides that the Company and Trustee may, from time to time, with the consent of the holders of a majority in principal amount of the Outstanding Notes, enter into one or more supplemental indentures to provide for, among other things, the amendments to the Indenture set forth below;

  Whereas, the Holders of at least a majority in principal amount of the Outstanding Notes have consented to the amendments to the Indenture set forth below;

  Whereas, the Company has been duly authorized by its Board of Directors to enter into, execute and deliver this First Supplemental Indenture;

  Whereas, the Company has complied with all conditions contained in the Indenture with respect to the amendments to the Indenture set forth below;

  Now Therefore, in order to comply with the provisions of the Indenture and for and in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee agree as follows:

                                  ARTICLE ONE

                                  Amendments

  The following sections of the Indenture are hereby amended as follows:

  Section 1. Section 101 of the Indenture is amended by adding the following definitions:

    "Existing Notes" means the $115,000,000 aggregate principal amount of 10 1/4% Senior Notes of the Company issued on June 24, 1997, other than any Exchange Notes.

    "New Notes" means the 10 1/4% Senior Notes of the Company issued at any time after the Issuance Date (other than any Exchange Notes and any Notes issued in exchange for Existing Notes pursuant to Section 305 under this Indenture).
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  Section 2. Section 101 of the Indenture is amended by replacing in their entirety the following definitions:

    "Closing Date" means June 24, 1997.

    "Initial Notes" means the Existing Notes and the New Notes.

    "Initial Purchasers" means, as applicable, any initial purchasers of Notes in any offering of Notes pursuant to one or more exemptions from registration under the Securities Act.

    "Registration Rights Agreement" means, as applicable, (i) the Registration Rights Agreement, dated as of June 24, 1997, among the Company, Prudential Securities Incorporated and Credit Suisse First Boston Corporation, relating to the Existing Notes, and (ii) any similar agreement that the Company may enter into in relation to a particular issuance of New Notes.

  Section 3. Section 2.01 of the Indenture is hereby amended to add a new second paragraph thereof as follows:

    Any New Notes shall be in substantially the form set forth in this Article, except that (i) the date on which interest thereon begins to accrue may be changed, (ii) the date of the Registration Rights Agreement applicable to a particular issuance of New Notes may be inserted, (iii) the provisions relating to an increase in the stated rate of interest thereon may be changed and (iv) the first paragraph of the reverse side of such New Notes may be changed to state that an unlimited principal amount of Notes may be issued under the Indenture, all as determined by the officers executing such New Notes, as evidenced by their execution of such New Notes.

  Section 4. The initial two paragraphs of Section 3.01 are hereby amended in their entirety to read as follows:

    The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited. Subject to Article 10 of this Indenture, the Company may, from time to time, issue New Notes. Except as otherwise provided in Section 2.01, the New Notes will have terms and conditions that are identical to the Existing Notes, and any New Notes will be part of the same issue as, and will vote on all matters with, the Existing Notes.

    The Initial Notes shall be known and designated as the "10 1/4% Senior Notes due 2007" and the Exchange Notes shall be known and designated as the "10 1/4% Series B Senior Notes due 2007," in each case, of the Company. The Stated Maturity of the Notes shall be June 15, 2007. The Existing Notes (and any Exchange Notes issued in respect thereof) shall bear interest at the rate of 10 1/4% per annum from June 24, 1997, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable on December 15, 1997 and semiannually thereafter on June 15 and December 15 in each year, until the principal thereof is paid in full and to the Person in whose name the Existing Note (or any Predecessor Note) is registered at the close of business on the relevant Regular Record Date next preceding such Interest Payment Date. The New Notes (and any Exchange Notes issued in respect thereof) shall bear interest at the rate of 10 1/4% per annum from the respective dates of original issuance, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually thereafter on June 15 and December 15 in each year, until the principal thereof is paid in full and to the Person in whose name the New Note (or any Predecessor Note) is registered at the close of business on the relevant Regular Record Date next preceding such Interest Payment Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months, until the principal thereof is paid or duly provided for. Interest on any overdue principal, interest (to the extent lawful) or premium, if any, shall be payable on demand.

  Section 5. The second sentence of the third paragraph of Section 303 of the Indenture is hereby amended in its entirety to read as follows:

    On Company Order, the Trustee shall authenticate for original issue Exchange Notes; provided that such Exchange Notes shall be issuable only upon the valid surrender for cancellation of Initial Notes of a like principal amount in accordance with an Exchange Offer pursuant to a Registration Rights Agreement.

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  Section 6. Section 1009(b)(iv) of the Indenture is hereby amended in its entirety to read as follows:

    (iv) Debt represented by the Existing Notes, the Subsidiary Guarantees and any Exchange Notes.

  Section 7. Section 1009(b)(vii) of the Indenture is amended in its entirety to read as follows:

    (vii) Debt of the Company or any Restricted Subsidiary under purchase money mortgages or secured by purchase money security interests so long as
  (x) such Debt is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Debt is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of the related property; provided that the aggregate amount of Debt under this clause (vii) does not exceed $2,000,000 at any one time outstanding.

  Section 8. Clause (v) of the second paragraph of Section 1017 is amended in its entirety to read as follows:

    (v) Liens upon real or personal property or any other asset acquired or constructed after the date of the supplemental indenture pursuant to which this clause (v) was first amended; provided that (a) any such Lien is created solely for the purpose of securing Capitalized Lease Obligations or other Debt incurred in accordance with Section 1009, (1) to finance the cost (including the cost of improvements) of property or assets so acquired or constructed, and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets or (2) as Hedging Obligations relating solely to the Debt described in clause (1) of this clause (v), (b) the principal amount of the Debt secured by such Lien as of the time incurred does not exceed 100% of such cost and (c) any such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired or constructed.

  Section 9. The fourth paragraph of the reverse side of the Note and the fourth paragraph of Section 205 of the Indenture are amended in their entirety to read as follows:

    In addition, at any time or from time to time prior to June 15, 2000, the Company may at its option redeem Notes with the net proceeds of one or more Equity Offerings at a redemption price equal to 110.25% of the principal amount thereof, together with accrued interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date); provided that, immediately after giving effect to any such redemption, an aggregate principal amount of Notes at least equal to the sum of (i) $75,000,000 and
  (ii) 65% of the aggregate principal amount of New Notes theretofore issued hereunder remains Outstanding. Any such redemption must be made within 90 days of the related Equity Offering.

                                  ARTICLE TWO

                                 Miscellaneous

  Section 1. Except as expressly supplemented by this First Supplemental Indenture, the Indenture and the Notes issued thereunder are in all respects ratified and confirmed and all of the rights, remedies, terms, conditions, covenants and agreements of the Indenture and Notes issued thereunder shall remain in full force and effect.

  Section 2. This First Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction that governs the Indenture and its construction.

  Section 3. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

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  Section 4. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Supplemental Indenture may refer to the Indenture without making specific reference to this First Supplemental Indenture, but nevertheless all such references shall include this First Supplemental Indenture unless the context otherwise requires.

  Section 5. This First Supplemental Indenture shall be deemed to have become effective upon the date first above written.

  Section 6. In the event of a conflict between the terms of this First Supplemental Indenture and the Indenture, this First Supplemental Indenture shall control.

  In Witness Whereof, the parties have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ATTEST:                                   Drypers Corporation


                                                   /s/ Walter V. Klemp
    /s/ Jonathan P. Foster                By: _________________________________
_______________________________
                                                     Walter V. Klemp

ATTEST:                                             Chairman & Co-CEO


      /s/ Sandra Shaffer                  Bankers Trust Company
_______________________________

                                                    /s/ Marc Parilla
                                          By: _________________________________
                                                      Marc Parilla
                                                   Assistant Treasurer

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

                              DRYPERS CORPORATION

STATE OF TEXAS(S)
                     (S)
COUNTY OF HARRIS(S)

  This instrument was acknowledged before me on March 6, 1998, by Walter V. Klemp, the Chairman & Co-CEO of Drypers Corporation, a Delaware corporation, on behalf of said corporation.

                                                    /s/ Darice Angel
                                          -------------------------------------
                                                Notary Public in and for
                                                   the State of Texas

My Commission expires:
          12-10-2001
-------------------------------

[SEAL]

                                    TRUSTEE

STATE OF NEW YORK (S)
                     (S)
COUNTY OF NEW YORK(S)

  This instrument was acknowledged before me on March 6, 1998, by Marc J. Parilla, an Assistant Treasurer of Bankers Trust Company, in its capacity as trustee.


                                                   /s/ Margaret Bereza
                                          -------------------------------------
                                                Notary Public in and for
                                                  the State of New York

My Commission expires:
           2-22-2000
-------------------------------

[SEAL]

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